(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	October 16, 2024
(630) 906-5484

Old Second Bancorp, Inc. Reports Third Quarter 2024 Net Income of $23.0 Million,

or $0.50 per Diluted Share

AURORA, IL, October 16, 2024 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the third quarter of 2024.  Our net income was $23.0 million, or $0.50 per diluted share, for the third quarter of 2024, compared to net income of $21.9 million, or $0.48 per diluted share, for the second quarter of 2024, and net income of $24.3 million, or $0.54 per diluted share, for the third quarter of 2023. Adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, as applicable, was $23.3 million, or $0.51 per diluted share, for the third quarter of 2024, compared to $21.0 million, or $0.46 per diluted share, for the second quarter of 2024, and $24.8 million, or $0.55 per share, for the third quarter of 2023. Adjusting items impacting the third quarter of 2024 included $471,000 of transaction-related expenses due to the pending purchase of five branches from First Merchants Bank (“FRME”), which is expected to close near year-end 2024. The adjusting item impacting the second quarter of 2024 was an $893,000 death benefit related to BOLI; the adjusting item impacting the third quarter of 2023 results included $629,000 of deconversion and liquidation costs from the 2022 sale of our Visa credit card portfolio.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income increased $1.1 million in the third quarter of 2024 compared to the second quarter of 2024. The increase was primarily due to a $1.8 million decrease in provision for credit losses. Credit quality stabilized this quarter and we recorded net recoveries of $155,000, compared to net charge-offs of $5.8 million in the second quarter of 2024, and $6.6 million in the prior year like quarter. In addition, net interest and dividend income increased $888,000 in the third quarter of 2024, compared to the prior linked quarter, and a $399,000 decrease in provision for income taxes was recorded, partially offset by a $546,000 decrease in noninterest income and a $1.4 million increase in noninterest expense. Net income decreased $1.4 million in the third quarter of 2024 compared to the third quarter of 2023, primarily due to a decrease in net interest income of $2.5 million year over year driven by a $4.3 million increase to interest expense as a result of higher interest rates offered on deposits, partially offset by a $1.8 million increase in interest and dividend income.

Operating Results

●	Third quarter 2024 net income was $23.0 million, reflecting a $1.1 million increase from the second quarter of 2024, and a decrease of $1.4 million from the third quarter of 2023. Adjusted net income, as defined above, was $23.3 million for the third quarter of 2024, an increase of $2.3 million from adjusted net income for the second quarter of 2024, and a decrease of $1.5 million from adjusted net income for the third quarter of 2023.
●	Net interest and dividend income was $60.6 million for the third quarter of 2024, reflecting an increase of $888,000, or 1.5%, from the second quarter of 2024, and a decrease of $2.5 million, or 3.9%, from the third quarter of 2023.
●	We recorded a net provision for credit losses of $2.0 million in the third quarter of 2024 compared to a net provision for credit losses of $3.8 million in the second quarter of 2024, and a net provision for credit losses of $3.0 million in the third quarter of 2023.
●	Noninterest income was $10.6 million for the third quarter of 2024, a decrease of $546,000, or 4.9%, compared to $11.1 million for the second quarter of 2024, and an increase of $704,000, or 7.1%, compared to $9.9 million for the third quarter of 2023. A $12,000 adjustment to the death benefit on a BOLI contract was recorded in the third quarter of 2024; the majority of these proceeds were received in the second quarter of 2024. Also, a $1,000 loss on the call of a security was recorded in the third quarter of 2024, compared to $924,000 of securities losses, net, recorded in the third quarter of 2023.

●	Noninterest expense was $39.3 million for the third quarter of 2024, an increase of $1.4 million, or 3.8%, compared to $37.9 million for the second quarter of 2024, and an increase of $1.9 million, or 5.0%, compared to $37.4 million for the third quarter of 2023.
●	We had a provision for income tax of $6.9 million for the third quarter of 2024, compared to a provision for income tax of $7.3 million for the second quarter of 2024 and a provision of $8.1 million for the third quarter of 2023. The effective tax rate for each of the periods presented was 23.1%, 25.0%, and 25.1%, respectively. The reduction in the effective tax rate in the third quarter of 2024 reflects the new state ruling regarding tax rate apportionment factors related to income generated from securities or loans originated in other states.
●	On October 15, 2024, our Board of Directors declared a cash dividend of $0.06 per share of common stock, payable on November 4, 2024, to stockholders of record as of October 25, 2024.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	September 30,	June 30,	September 30,
	2024	2024	2023
Balance sheet summary
Total assets	$5,671,760	$5,662,700	$5,758,156
Total securities available-for-sale	1,190,854	1,173,661	1,229,618
Total loans	3,991,078	3,976,595	4,029,543
Total deposits	4,465,424	4,521,728	4,614,320
Total liabilities	5,010,370	5,043,365	5,225,598
Total equity	661,390	619,335	532,558

Total tangible assets	$5,575,789	$5,566,159	$5,659,858
Total tangible equity	565,419	522,794	434,260

Income statement summary
Net interest income	$60,578	$59,690	$63,030
Provision for credit losses	2,000	3,750	3,000
Noninterest income	10,581	11,127	9,877
Noninterest expense	39,308	37,877	37,423
Net income	22,951	21,891	24,335
Effective tax rate	23.11%	25.01%	25.09%

Profitability ratios
Return on average assets (ROAA)	1.63%	1.57%	1.67%
Return on average equity (ROAE)	14.29	14.55	18.21
Net interest margin (tax-equivalent)	4.64	4.63	4.66
Efficiency ratio	53.38	53.29	50.08
Return on average tangible common equity (ROATCE) [1]	17.14	17.66	22.80
Tangible common equity to tangible assets (TCE/TA)	10.14	9.39	7.67

Per share data
Diluted earnings per share	$0.50	$0.48	$0.54
Tangible book value per share	12.61	11.66	9.72

Company capital ratios [2]
Common equity tier 1 capital ratio	12.86%	12.41%	11.00%
Tier 1 risk-based capital ratio	13.39	12.94	11.52
Total risk-based capital ratio	15.62	15.12	13.84
Tier 1 leverage ratio	11.38	10.96	9.62

Bank capital ratios [2,3]
Common equity tier 1 capital ratio	13.49%	13.50%	12.49%
Tier 1 risk-based capital ratio	13.49	13.50	12.49
Total risk-based capital ratio	14.45	14.42	13.57
Tier 1 leverage ratio	11.46	11.43	10.43

1 See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

2 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

3 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the third quarter of 2024 with exceptional profitability and positive trends in a number of verticals. Tangible book value per share increased by more than thirty percent on both a year over year and linked quarter annualized basis. Problem loan levels are continuing to trend in the right direction and we remain pleased with the progress thus far in resolving a number of loans identified in prior periods despite ongoing stress in a number of real estate focused lending verticals.  On an overall basis, Old Second continues to perform exceptionally well with peer-leading performance in our net interest margin and profitability. Third quarter return on average assets and return on average tangible common equity were 1.63% and 17.14%, respectively, the net interest margin was stable at 4.64% and the efficiency ratio is a very healthy 53.38%. This strong bottom-line performance and a well-positioned balance sheet drove an increase in the tangible common equity capital ratio to 10.14% from 9.39% last quarter. In light of the strength of the balance sheet and resilient income statement trends, Old Second elected in the fourth quarter of 2024 to increase the common dividend by 20%, and we will strive to continue to regularly deliver dividend growth commensurate with the strength and growth of the bank. In summary, we are proud of the sustainability of our performance this year and believe we are well positioned to capitalize on growth opportunities that may come our way in the near future.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, totaled $52.3 million at September 30, 2024, $46.9 million at June 30, 2024, and $63.3 million at September 30, 2023. Nonperforming loans, as a percent of total loans, were 1.3% at September 30, 2024, 1.2% at June 30, 2024, and 1.6% at September 30, 2023. The increase in the third quarter of 2024 is driven by inflows of $18.7 million, $13.8 million of which was from one commercial relationship. These inflows were partially offset by $13.3 million of outflows. Nonaccrual loans had $8.5 million of outflows, which consists of $6.2 million paid off, $1.3 million transferred to OREO, $912,000 of partial principal reductions from payments, and $99,000 was charged-off. Outflows for loans past due 90 days or more and still accruing were $4.8 million, due to a loan which paid off.
●	Total loans were $3.99 billion at September 30, 2024, reflecting an increase of $14.5 million compared to June 30, 2024, and a decrease of $38.5 million compared to September 30, 2023. The decrease year over year was largely driven by the declines in commercial, commercial real estate-investor and residential real estate-owner occupied portfolios. Average loans (including loans held-for-sale) for the third quarter of 2024 totaled $3.97 billion, reflecting an increase of $8.2 million from the second quarter of 2024 and a decrease of $44.1 million from the third quarter of 2023.
●	Available-for-sale securities totaled $1.19 billion at September 30, 2024, compared to $1.17 billion at June 30, 2024 and $1.23 billion at September 30, 2023. The unrealized mark to market loss on securities totaled $56.2 million as of September 30, 2024, compared to $82.6 million as of June 30, 2024, and $120.5 million as of September 30, 2023, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended September 30, 2024, we had security purchases of $22.7 million, and security calls and paydowns of $31.3 million, compared to security purchases of $142.2 million, security maturities of $95.0 million, and paydowns of $44.0 million during the quarter ended June 30, 2024. During the quarter ended September 30, 2023, we had no security purchases, $30.5 million of security paydowns, calls and maturities, and security sales of $65.6 million, which resulted in net realized losses of $924,000. We may continue to buy and sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$48,227	$616	5.08	$50,740	$625	4.95	$49,737	$659	5.26
Securities:
Taxable	1,010,379	9,113	3.59	1,016,187	8,552	3.38	1,125,688	8,946	3.15
Non-taxable (TE)[1]	163,569	1,634	3.97	163,243	1,636	4.03	169,523	1,687	3.95
Total securities (TE)[1]	1,173,948	10,747	3.64	1,179,430	10,188	3.47	1,295,211	10,633	3.26
FHLBC and FRBC Stock	30,268	497	6.53	27,574	584	8.52	35,954	597	6.59
Loans and loans held-for-sale[1,2]	3,966,717	64,566	6.48	3,958,504	62,180	6.32	4,010,859	62,705	6.20
Total interest earning assets	5,219,160	76,426	5.83	5,216,248	73,577	5.67	5,391,761	74,594	5.49
Cash and due from banks	54,279	-	-	54,286	-	-	57,279	-	-
Allowance for credit losses on loans	(42,683)	-	-	(43,468)	-	-	(54,581)	-	-
Other noninterest bearing assets	384,386	-	-	388,392	-	-	384,059	-	-
Total assets	$5,615,142			$5,615,458			$5,778,518

Liabilities and Stockholders' Equity
NOW accounts	$553,906	$714	0.51	$570,523	$639	0.45	$576,138	$440	0.30
Money market accounts	693,315	3,260	1.87	691,214	2,915	1.70	720,488	1,767	0.97
Savings accounts	895,086	886	0.39	934,161	763	0.33	1,027,987	351	0.14
Time deposits	651,663	5,539	3.38	610,705	4,961	3.27	466,250	1,982	1.69
Interest bearing deposits	2,793,970	10,399	1.48	2,806,603	9,278	1.33	2,790,863	4,540	0.65
Securities sold under repurchase agreements	45,420	93	0.81	37,430	83	0.89	24,945	27	0.43
Other short-term borrowings	305,489	4,185	5.45	242,912	3,338	5.53	427,174	5,840	5.42
Junior subordinated debentures	25,773	270	4.17	25,773	288	4.49	25,773	245	3.77
Subordinated debentures	59,436	547	3.66	59,414	546	3.70	59,350	547	3.66
Senior notes	-	-	-	-	-	-	-	-	-
Notes payable and other borrowings	-	-	-	-	-	-	-	-	-
Total interest bearing liabilities	3,230,088	15,494	1.91	3,172,132	13,533	1.72	3,328,105	11,199	1.34
Noninterest bearing deposits	1,691,450	-	-	1,769,543	-	-	1,867,201	-	-
Other liabilities	54,453	-	-	68,530	-	-	53,164	-	-
Stockholders' equity	639,151	-	-	605,253	-	-	530,048	-	-
Total liabilities and stockholders' equity	$5,615,142			$5,615,458			$5,778,518
Net interest income (GAAP)		$60,578			$59,690			$63,030
Net interest margin (GAAP)			4.62			4.60			4.64

Net interest income (TE)[1]		$60,932			$60,044			$63,395
Net interest margin (TE)[1]			4.64			4.63			4.66
Interest bearing liabilities to earning assets	61.89%			60.81%			61.73%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2024 and 2023. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes loan fee expense of $155,000 for the third quarter of 2024, loan fee expense of $936,000 for the second quarter of 2024, and loan fee expense of $780,000 for the third quarter of 2023. Nonaccrual loans are included in the above stated average balances.

The increased yield of 16 basis points on interest earning assets compared to the linked period was driven by repricing within the loan and taxable securities portfolios. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 34 basis points on interest earning assets was primarily driven by overall increases to benchmark interest rates over the past twelve months, primarily impacting variable rate loans and securities. Average balances of securities available for sale decreased $121.3 million in the third quarter of 2024 compared to the prior year like quarter, while the tax equivalent yield on the securities available for sale portfolio increased 38 basis points year over year due to variable security rate resets.

Average balances of interest-bearing deposit accounts have decreased steadily since the second quarter of 2024 through the third quarter of 2024, from $2.81 billion to $2.79 billion, as NOW, money market, and savings account average balances decreased while time deposits average balances increased due to CD rate specials. We have continued to control the cost of funds over the periods reflected by slowing the pace of change, however the rate of overall interest-bearing deposits increased to 148 basis points for the quarter ended September 30, 2024, from 133 basis points for the quarter ended June 30, 2024, and from 65 basis points for the quarter ended September 30, 2023. A 17 basis point increase in the cost of money market funds for the quarter ended September 30, 2024 compared to the prior linked quarter, and a 90 basis point increase compared to the prior year like quarter were both due to select deposit account exception pricing, and drove a significant portion of the overall increase. Although there was a decrease in transactional account average balances from the prior year like quarter for NOW, and savings accounts, average rates paid on these balances increased. Average rates paid on time deposits for the quarter ended September 30, 2024 increased by 11 basis points and 169 basis points in the quarter over linked quarter and year over year quarters, respectively, primarily due to CD rate specials we offered.

Borrowing costs increased in the third quarter of 2024, compared to the second quarter of 2024, primarily due to the $62.6 million increase in average other short-term borrowings stemming from an increase in average daily FHLB advances over the prior quarter. The decrease of $121.7 million year over year of average FHLB advances was based on daily liquidity needs, and was the primary driver of the $1.7 million decrease to interest expense on other short-term borrowings. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented.

Our net interest margin, for both GAAP and TE presentations, was relatively static over the periods presented above.  The impact of the Federal Reserve Bank (Federal Open Market Committee, or “FOMC”) fed funds rate reduction made in mid-September 2024 will not have a material impact on our financials until 30-, 60-, and 90-day rate resets are reached on our securities and loans, and deposit exception pricing is lowered. Our net interest margin (GAAP) increased two basis points to 4.62% for the third quarter of 2024, compared to 4.60% for the second quarter of 2024, and decreased two basis point compared to 4.64% for the third quarter of 2023.  Our net interest margin (TE) increased one basis point to 4.64% for the third quarter of 2024, compared to 4.63% for the second quarter of 2024, and decreased two basis points compared to 4.66% for the third quarter of 2023.  The increase in the third quarter of 2024, compared to the prior quarter, was driven by market interest rates as well as the composition of assets and liabilities as interest income and expense both increased compared to the prior quarter while there was only a $2.9 million increase in interest earning assets. The net interest margin decrease in the third quarter of 2024, compared to the prior year like quarter, is primarily due to an increase in market interest rates, and the related increase in costs of interest-bearing deposits. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				3rd Quarter 2024
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2023
Wealth management	$2,787	$2,779	$2,475	0.3	12.6
Service charges on deposits	2,646	2,508	2,504	5.5	5.7
Residential mortgage banking revenue
Secondary mortgage fees	84	65	66	29.2	27.3
MSRs mark to market (loss) gain	(964)	(238)	281	(305.0)	(443.1)
Mortgage servicing income	466	513	519	(9.2)	(10.2)
Net gain on sales of mortgage loans	507	468	407	8.3	24.6
Total residential mortgage banking revenue	93	808	1,273	(88.5)	(92.7)
Securities losses, net	(1)	-	(924)	N/M	N/M
Change in cash surrender value of BOLI	860	820	919	4.9	(6.4)
Death benefit realized on BOLI	12	893	-	(98.7)	N/M
Card related income	2,589	2,577	2,606	0.5	(0.7)
Other income	1,595	742	1,024	115.0	55.8
Total noninterest income	$10,581	$11,127	$9,877	(4.9)	7.1

N/M - Not meaningful.

Noninterest income decreased $546,000, or 4.9%, in the third quarter of 2024, compared to the second quarter of 2024, and increased $704,000, or 7.1%, compared to the third quarter of 2023.  The decrease from the second quarter of 2024 was primarily driven by a $715,000 decrease in residential mortgage banking revenue primarily due to a decrease of $726,000 in MSRs mark to market valuation. Also contributing to the decrease during the quarter was the $893,000 death benefit realized on BOLI that was recorded in the second quarter of 2024; the third quarter BOLI death benefit of $12,000 reflected a minor true-up to proceeds actually received. Partially offsetting the decrease in noninterest income from the prior quarter was a $138,000 increase in service charges on deposits, a $40,000 increase in the cash surrender value of BOLI, and an $853,000 increase in other income primarily due to a $245,000 refund received from a vendor with whom we cancelled services, a $155,000 recognition of a refund related to the advance reserves held for our VISA card portfolio which was sold in 2023, and a $78,000 incentive bonus from a vendor for certain transactional levels being attained.

The increase in noninterest income of $704,000 in the third quarter of 2024, compared to the third quarter of 2023, is primarily due to a $312,000 increase in wealth management income primarily due to growth in advisory fees, a $142,000 increase in service charges on deposits, a $1,000 loss on the call of securities in the third quarter of 2024 compared to losses on the sale of securities of $924,000 in the third quarter of 2023 and a $571,000 increase in other income due to a $245,000 refund received from a vendor due to cancellation of services, a $155,000 recognition of a refund related to the sold VISA credit card advance reserves, and a $78,000 incentive bonus from a vendor based on certain transactional levels which were attained. These increases were partially offset by a $1.2 million decrease in residential mortgage banking revenue mainly due to a decrease of $1.2 million in MSRs mark to market valuation, and a $59,000 decrease in the cash surrender value of BOLI due to changes in market interest rates.

Noninterest Expense

				3rd Quarter 2024
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2023
Salaries	$17,665	$17,997	$17,279	(1.8)	2.2
Officers' incentive	2,993	1,482	2,773	102.0	7.9
Benefits and other	4,018	3,945	3,063	1.9	31.2
Total salaries and employee benefits	24,676	23,424	23,115	5.3	6.8
Occupancy, furniture and equipment expense	3,876	3,899	3,506	(0.6)	10.6
Computer and data processing	2,375	2,184	1,922	8.7	23.6
FDIC insurance	632	616	744	2.6	(15.1)
Net teller & bill paying	570	578	534	(1.4)	6.7
General bank insurance	320	312	300	2.6	6.7
Amortization of core deposit intangible asset	570	574	616	(0.7)	(7.5)
Advertising expense	299	472	93	(36.7)	221.5
Card related expense	1,458	1,323	1,347	10.2	8.2
Legal fees	202	238	97	(15.1)	108.2
Consulting & management fees	480	797	549	(39.8)	(12.6)
Other real estate owned expense, net	242	(87)	(27)	N/M	N/M
Other expense	3,608	3,547	4,627	1.7	(22.0)
Total noninterest expense	$39,308	$37,877	$37,423	3.8	5.0
Efficiency ratio (GAAP)[1]	53.38%	53.29%	50.08%
Adjusted efficiency ratio (non-GAAP)[2]	52.31%	52.68%	48.82%

N/M - Not meaningful.

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities, death benefit realized on BOLI, and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, acquisition expense, and liquidation and deconversion costs of the sold Visa card portfolio, if applicable, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, death benefit realized on BOLI, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the third quarter of 2024 increased $1.4 million, or 3.8%, compared to the second quarter of 2024, and increased $1.9 million, or 5.0%, compared to the third quarter of 2023.  The increase in the third quarter of 2024 compared to the second quarter of 2024 was attributable to a $1.3 million increase in salaries and employee benefits, with increases reflected primarily in officers’ incentives due to a higher projection of year end accruals based on our bank’s performance, and deferred executive compensation due to changes in market interest rates.  Also contributing to the growth in noninterest expense in the third quarter of 2024 was a $191,000 increase in computer and data processing expenses due to transaction-related costs incurred related to our pending purchase of five bank branches from FRME, a $135,000 increase in card related expenses, and a $329,000 increase in other real estate owned expense, net, as a gain of $259,000 was recorded on an OREO sale in the second quarter of 2024; no like gain was recorded in the third quarter of 2024. Partially offsetting the increases in noninterest expense in the third quarter of 2024 compared to the second quarter of 2024 was a $173,000 decrease in advertising expense primarily due to an overdraft disclosure mailed to retail deposit customers during the second quarter of 2024, a $36,000 decrease in legal fees, and a $317,000 decrease in consulting & management fees as the second quarter of 2024 included costs of a one-time compliance review project.

The year over year increase in noninterest expense is primarily attributable to a $1.6 million increase in salaries and employee benefits, primarily due to increases in annual base salary rates, restricted stock expense, and deferred employee compensation due to market interest rate changes.  Also contributing to the increase was a $370,000 increase in occupancy, furniture and equipment due to facilities improvements year over year, a $453,000 increase in computer and data processing primarily due to transaction-related costs incurred related to our pending branch purchase from FRME, a $206,000 increase in advertising expense, a $111,000 increase in card related expense, a $105,000 increase in legal fees mainly due to FRME merger-related costs, and a $269,000 increase in OREO related expenses. Partially offsetting the increases in noninterest expense in the third quarter of 2024, compared to the third quarter of 2023, was a $112,000 decrease in FDIC insurance, and a $1.0 million decrease in other expenses primarily due to $629,000 of liquidation costs recorded in the third quarter of 2023 from the September 2023 Visa credit card portfolio servicing deconversion.

Earning Assets

				September 30, 2024
Loans	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2023
Commercial	$814,668	$809,443	$834,877	0.6	(2.4)
Leases	458,317	452,957	354,827	1.2	29.2
Commercial real estate – investor	1,045,060	1,014,345	1,047,122	3.0	(0.2)
Commercial real estate – owner occupied	718,265	745,938	809,050	(3.7)	(11.2)
Construction	206,458	185,634	202,546	11.2	1.9
Residential real estate – investor	50,332	50,371	53,762	(0.1)	(6.4)
Residential real estate – owner occupied	208,227	218,974	227,446	(4.9)	(8.4)
Multifamily	375,394	388,743	372,020	(3.4)	0.9
HELOC	102,611	99,037	102,055	3.6	0.5
Other[1]	11,746	11,153	25,838	5.3	(54.5)
Total loans	$3,991,078	$3,976,595	$4,029,543	0.4	(1.0)

1 Other class includes consumer loans and overdrafts.

Total loans increased by $14.5 million at September 30, 2024, compared to June 30, 2024, and decreased $38.5 million for the year over year period.  The increase in total loans in the third quarter of 2024 compared to the prior linked quarter was due to increased originations, net of paydowns, over the third quarter, primarily in commercial real estate-investor and construction loans. The year over year reductions in loans is primarily due to paydowns, net of originations, in commercial real estate – owner occupied of $90.8 million, commercial of $20.2 million, real estate – owner occupied of $19.2 million, offset by lease originations, net of paydowns, of $103.5 million and a slower pace origination in the portfolio. Increases were noted in the leases segment in the third quarter of 2024 compared to the prior linked quarter and compared to the prior year like period primarily due to an expansion of this product line over the past year.

				September 30, 2024
Securities	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2023
Securities available-for-sale, at fair value
U.S. Treasury	$194,188	$191,274	$216,777	1.5	(10.4)
U.S. government agencies	37,976	37,298	55,821	1.8	(32.0)
U.S. government agency mortgage-backed	96,413	96,872	104,569	(0.5)	(7.8)
States and political subdivisions	224,795	220,265	218,254	2.1	3.0
Corporate bonds	-	-	4,961	-	(100.0)
Collateralized mortgage obligations	384,271	386,055	386,679	(0.5)	(0.6)
Asset-backed securities	63,947	64,877	68,762	(1.4)	(7.0)
Collateralized loan obligations	189,264	177,020	173,795	6.9	8.9
Total securities available-for-sale	$1,190,854	$1,173,661	$1,229,618	1.5	(3.2)

Our securities available-for-sale portfolio totaled $1.19 billion as of September 30, 2024, reflecting an increase of $17.2 million from June 30, 2024, and a decrease of $38.8 million since September 30, 2023. The portfolio’s increase  in the third quarter of 2024, compared to the prior quarter-end, was due to purchases of $22.7 million, primarily consisting of collateralized loan obligations and collateralized mortgage obligations, as well as a decrease in unrealized loss of $26.4 million, partially offset by $31.3 million in paydowns and calls. Net unrealized losses at September 30, 2024 were $56.2 million, compared to $82.6 million at June 30, 2024 and $120.5 million at September 30, 2023. The year over year decrease in net unrealized losses is due to changes in the market interest rate environment as well as the impact of security paydowns and purchases undertaken to further reduce the portfolio’s interest rate sensitivity. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				September 30, 2024
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2023
Nonaccrual loans	$52,171	$41,957	$62,116	24.3	(16.0)
Loans past due 90 days or more and still accruing interest	109	4,909	1,209	(97.8)	(91.0)
Total nonperforming loans	52,280	46,866	63,325	11.6	(17.4)
Other real estate owned	8,202	6,920	407	18.5	N/M
Total nonperforming assets	$60,482	$53,786	$63,732	12.4	(5.1)

30-89 days past due loans and still accruing interest	$28,480	$16,728	$28,486
Nonaccrual loans to total loans	1.3%	1.1%	1.5%
Nonperforming loans to total loans	1.3%	1.2%	1.6%
Nonperforming assets to total loans plus OREO	1.5%	1.4%	1.6%
Purchased credit-deteriorated loans to total loans	0.4%	0.8%	1.5%

Allowance for credit losses	$44,422	$42,269	$51,729
Allowance for credit losses to total loans	1.1%	1.1%	1.3%
Allowance for credit losses to nonaccrual loans	85.1%	100.7%	83.3%

N/M - Not meaningful.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest.  Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $17.9 million, net of purchase accounting adjustments, at September 30, 2024.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.3% as of September 30, 2024, 1.2% as of June 30, 2024, and 1.6% as of September 30, 2023. Nonperforming assets to total loans plus OREO was 1.5% as of September 30, 2024, 1.4% as of June 30, 2024, and 1.6% as of September 30, 2023. Our allowance for credit losses to total loans was 1.1% as of September 30, 2024 and June 30, 2024, and 1.3% as of September 30, 2023.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				September 30, 2024
Classified loans	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2023
Commercial	$35,043	$19,142	$18,298	83.1	91.5
Leases	746	284	574	162.7	30.0
Commercial real estate – investor	21,652	36,939	54,126	(41.4)	(60.0)
Commercial real estate – owner occupied	41,820	48,387	55,292	(13.6)	(24.4)
Construction	5,765	5,740	17,263	0.4	(66.6)
Residential real estate – investor	1,180	1,343	1,502	(12.1)	(21.4)
Residential real estate – owner occupied	2,612	2,734	3,627	(4.5)	(28.0)
Multifamily	3,269	6,810	1,141	(52.0)	186.5
HELOC	736	1,025	1,434	(28.2)	(48.7)
Other[1]	-	1	-	(100.0)	N/M
Total classified loans	$112,823	$122,405	$153,257	(7.8)	(26.4)

N/M - Not meaningful.

1 Other class includes consumer loans and overdrafts.

Classified loans as of September 30, 2024 decreased by $9.6 million from June 30, 2024, and decreased by $40.4 million from September 30, 2023. The net decrease from the second quarter of 2024 was primarily driven by outflows of $20.8 million of loan upgrades, $20.7 million of paid off loans, $2.5 million of principal reductions from payments, $1.3 million transferred to OREO, and $99,000 of loan charge offs. The decrease in classified loans in the third quarter was offset by additions of $35.6 million, primarily consisting of nine separate relationships, totaling $19.8 million, and five commercial real estate – owner occupied loans totaling $14.2 million. Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy.

Allowance for Credit Losses on Loans and Unfunded Commitments

At September 30, 2024, our allowance for credit losses (“ACL”) on loans totaled $44.4 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.5 million.  In the third quarter of 2024, we recorded provision expense of $2.0 million based on historical loss rate updates, our assessment of nonperforming loan metrics and trends, as well as estimated future credit losses. The third quarter’s provision expense consisted of a $2.0 million provision for credit losses on loans, and a $2,000 provision for credit losses on unfunded commitments.  The increase in ACL on unfunded commitments was primarily due to an adjustment of historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation.  We recorded net recoveries of $155,000 in the third quarter of 2024 primarily within the commercial real estate portfolio. The second quarter 2024 provision expense of $3.8 million consisted of a $3.9 million provision for credit losses on loans, and a $199,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $5.8 million in the second quarter of 2024. In the third quarter of 2023, we recorded provision expense of $3.0 million, which consisted of a $3.0 million provision for credit losses on loans and a $11,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $6.6 million in the third quarter of 2023. Our ACL on loans to total loans was 1.1% as of September 30, 2024 and June 30, 2024, and 1.3% as of September 30, 2023.

The ACL on unfunded commitments totaled $2.5 million as of September 30, 2024 and June 30, 2024, and $2.9 million as of September 30, 2023.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	September 30,	% of	June 30,	% of	September 30,	% of
	2024	Total [2]	2024	Total [2]	2023	Total [2]
Commercial	$(7)	4.5	$(19)	(0.3)	$8	0.1
Leases	53	(34.2)	81	1.4	(95)	(1.4)
Commercial real estate – Investor	(149)	96.1	4,560	78.7	6,754	102.4
Commercial real estate – Owner occupied	(44)	28.4	1,162	20.1	23	0.3
Construction	-	-	-	-	(100)	(1.5)
Residential real estate – Investor	(18)	11.6	(3)	(0.1)	(3)	-
Residential real estate – Owner occupied	(11)	7.1	(9)	(0.2)	(25)	(0.4)
HELOC	(14)	9.0	(15)	(0.3)	(35)	(0.5)
Other [1]	35	(22.5)	37	0.7	70	1.0
Net charge–offs / (recoveries)	$(155)	100.0	$5,794	100.0	$6,597	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the third quarter of 2024 were $165,000, compared to $6.0 million for the second quarter of 2024 and $6.9 million for the third quarter of 2023.  Gross recoveries were $320,000 for the third quarter of 2024, compared to $217,000 for the second quarter of 2024, and $339,000 for the third quarter of 2023.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs, however recoveries cannot be forecasted or expected at the same pace in the future.

Deposits

Total deposits were $4.47 billion at September 30, 2024, a decrease of $56.3 million, or 1.2%, compared to $4.52 billion at June 30, 2024, primarily due to a decrease in noninterest bearing deposits of $59.5 million driven by a few larger customers, a decrease of $22.9 million in savings, and a decrease of $12.8 million in NOW and money market accounts. These declines were partially offset by an increase in time deposits of $38.9 million, primarily due to CD specials offered. Total quarterly average deposits for the year over year period decreased $172.6 million, or 3.7%, driven by declines in our average demand deposits of $175.8 million, and savings, NOW and money markets combined of $182.3 million, partially offset by an increase of $185.4 in average time deposits. The decline in total deposits in the third quarter of 2024 was less than the decline in the third quarter of 2023, and third quarter declines in deposit balances for both 2024 and 2023 were primarily due to depositor real estate tax payments and other seasonal reductions.

Borrowings

As of September 30, 2024, we had $335.0 million in other short-term borrowings due to short-term FHLB advances, compared to $330.0 million at June 30, 2024, and $435.0 million as of September 30, 2023.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “and “near” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, deposit trends and funding, asset-quality trends, balance sheet growth, and building capital. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to pending or future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation, and disruptions caused from widespread cybersecurity incidents. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, October 17, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss our third quarter 2024 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 232873.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on October 24, 2024, by dialing 877-481-4010, using Conference ID: 51325.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	September 30,	December 31,
	2024	2023
Assets
Cash and due from banks	$63,298	$55,534
Interest earning deposits with financial institutions	52,469	44,611
Cash and cash equivalents	115,767	100,145
Securities available-for-sale, at fair value	1,190,854	1,192,829
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	30,205	33,355
Loans held-for-sale	2,447	1,322
Loans	3,991,078	4,042,953
Less: allowance for credit losses on loans	44,422	44,264
Net loans	3,946,656	3,998,689
Premises and equipment, net	82,768	79,310
Other real estate owned	8,202	5,123
Mortgage servicing rights, at fair value	9,726	10,344
Goodwill	86,478	86,478
Core deposit intangible	9,493	11,217
Bank-owned life insurance (“BOLI”)	111,394	109,318
Deferred tax assets, net	22,032	31,077
Other assets	55,738	63,592
Total assets	$5,671,760	$5,722,799

Liabilities
Deposits:
Noninterest bearing demand	$1,669,000	$1,834,891
Interest bearing:
Savings, NOW, and money market	2,125,696	2,207,949
Time	670,728	527,906
Total deposits	4,465,424	4,570,746
Securities sold under repurchase agreements	53,866	26,470
Other short-term borrowings	335,000	405,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,446	59,382
Other liabilities	70,861	58,147
Total liabilities	5,010,370	5,145,518

Stockholders’ Equity
Common stock	44,908	44,705
Additional paid-in capital	204,969	202,223
Retained earnings	452,745	393,311
Accumulated other comprehensive loss	(40,400)	(62,781)
Treasury stock	(832)	(177)
Total stockholders’ equity	661,390	577,281
Total liabilities and stockholders’ equity	$5,671,760	$5,722,799

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest and dividend income
Loans, including fees	$64,528	$62,665	$189,352	$181,436
Loans held-for-sale	27	29	60	60
Securities:
Taxable	9,113	8,946	25,757	29,611
Tax exempt	1,291	1,333	3,889	4,007
Dividends from FHLBC and FRBC stock	497	597	1,716	1,273
Interest bearing deposits with financial institutions	616	659	1,851	1,887
Total interest and dividend income	76,072	74,229	222,625	218,274
Interest expense
Savings, NOW, and money market deposits	4,860	2,558	13,214	5,449
Time deposits	5,539	1,982	14,541	3,802
Securities sold under repurchase agreements	93	27	262	43
Other short-term borrowings	4,185	5,840	12,080	13,345
Junior subordinated debentures	270	245	838	805
Subordinated debentures	547	547	1,639	1,639
Senior notes	-	-	-	2,408
Notes payable and other borrowings	-	-	-	87
Total interest expense	15,494	11,199	42,574	27,578
Net interest and dividend income	60,578	63,030	180,051	190,696
Provision for credit losses	2,000	3,000	9,250	8,501
Net interest and dividend income after provision for credit losses	58,578	60,030	170,801	182,195
Noninterest income
Wealth management	2,787	2,475	8,127	7,203
Service charges on deposits	2,646	2,504	7,569	7,290
Secondary mortgage fees	84	66	199	201
Mortgage servicing rights mark to market (loss) gain	(964)	281	(1,108)	(148)
Mortgage servicing income	466	519	1,467	1,534
Net gain on sales of mortgage loans	507	407	1,289	1,111
Securities losses, net	(1)	(924)	-	(4,146)
Change in cash surrender value of BOLI	860	919	2,852	1,579
Death benefit realized on BOLI	12	-	905	-
Card related income	2,589	2,606	7,542	7,540
Other income	1,595	1,024	3,367	3,286
Total noninterest income	10,581	9,877	32,209	25,450
Noninterest expense
Salaries and employee benefits	24,676	23,115	72,412	67,161
Occupancy, furniture and equipment	3,876	3,506	11,702	10,620
Computer and data processing	2,375	1,922	6,814	4,986
FDIC insurance	632	744	1,915	2,122
Net teller & bill paying	570	534	1,669	1,551
General bank insurance	320	300	941	911
Amortization of core deposit intangible	570	616	1,724	1,858
Advertising expense	299	93	963	338
Card related expense	1,458	1,347	4,058	3,785
Legal fees	202	97	666	699
Consulting & management fees	480	549	1,613	1,859
Other real estate expense, net	242	(27)	201	181
Other expense	3,608	4,627	10,748	12,104
Total noninterest expense	39,308	37,423	115,426	108,175
Income before income taxes	29,851	32,484	87,584	99,470
Provision for income taxes	6,900	8,149	21,430	25,966
Net income	$22,951	$24,335	$66,154	$73,504

Basic earnings per share	$0.52	$0.55	$1.48	$1.65
Diluted earnings per share	0.50	0.54	1.45	1.62
Dividends declared per share	0.05	0.05	0.15	0.15

Ending common shares outstanding	44,851,091	44,684,987	44,851,091	44,684,987
Weighted-average basic shares outstanding	44,850,325	44,675,489	44,818,693	44,653,451
Weighted-average diluted shares outstanding	45,679,140	45,428,409	45,628,606	45,390,218

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2023				2024
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Cash and due from banks	$55,140	$56,191	$57,279	$57,723	$54,533	$54,286	$54,279
Interest earning deposits with financial institutions	49,310	50,309	49,737	47,865	48,088	50,740	48,227
Cash and cash equivalents	104,450	106,500	107,016	105,588	102,621	105,026	102,506

Securities available-for-sale, at fair value	1,503,619	1,404,664	1,295,211	1,192,021	1,182,888	1,179,430	1,173,948
FHLBC and FRBC stock	24,905	34,029	35,954	34,371	31,800	27,574	30,268
Loans held-for-sale	813	1,150	1,641	1,709	746	1,050	1,557
Loans	3,931,679	4,039,052	4,009,218	4,014,771	4,018,631	3,957,454	3,965,160
Less: allowance for credit losses on loans	49,398	53,480	54,581	50,023	44,295	43,468	42,683
Net loans	3,882,281	3,985,572	3,954,637	3,964,748	3,974,336	3,913,986	3,922,477

Premises and equipment, net	72,649	72,903	74,707	78,472	80,493	82,332	82,977
Other real estate owned	1,508	1,132	472	2,004	5,123	4,657	7,471
Mortgage servicing rights, at fair value	11,127	10,741	11,066	11,317	10,455	10,754	10,137
Goodwill	86,477	86,477	86,477	86,477	86,477	86,477	86,477
Core deposit intangible	13,327	12,709	12,119	11,502	10,913	10,340	9,768
Bank-owned life insurance ("BOLI")	106,655	107,028	107,786	108,616	109,867	110,440	110,901
Deferred tax assets, net	42,237	37,774	39,072	42,754	31,323	32,969	25,666
Other assets	48,599	50,812	52,360	55,155	49,681	50,423	50,989
Total other assets	382,579	379,576	384,059	396,297	384,332	388,392	384,386
Total assets	$5,898,647	$5,911,491	$5,778,518	$5,694,734	$5,676,723	$5,615,458	$5,615,142

Liabilities
Deposits:
Noninterest bearing demand	$2,002,801	$1,920,448	$1,867,201	$1,838,325	$1,819,476	$1,769,543	$1,691,450
Interest bearing:
Savings, NOW, and money market	2,560,893	2,437,096	2,324,613	2,241,937	2,202,485	2,195,898	2,142,307
Time	434,655	436,524	466,250	497,472	558,463	610,705	651,663
Total deposits	4,998,349	4,794,068	4,658,064	4,577,734	4,580,424	4,576,146	4,485,420

Securities sold under repurchase agreements	31,080	25,575	24,945	28,526	30,061	37,430	45,420
Other short-term borrowings	200,833	402,527	427,174	390,652	332,198	242,912	305,489
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,308	59,329	59,350	59,372	59,393	59,414	59,436
Senior notes	44,599	44,134	-	-	-	-	-
Notes payable and other borrowings	5,400	-	-	-	-	-	-
Other liabilities	51,279	48,434	53,164	63,971	60,024	68,530	54,453
Total liabilities	5,416,621	5,399,840	5,248,470	5,146,028	5,087,873	5,010,205	4,975,991

Stockholders' equity
Common stock	44,705	44,705	44,705	44,705	44,787	44,908	44,908
Additional paid-in capital	201,397	200,590	201,344	201,824	202,688	203,654	204,558
Retained earnings	324,785	346,042	368,732	389,776	405,201	424,262	443,435
Accumulated other comprehensive loss	(86,736)	(78,940)	(84,167)	(87,358)	(63,365)	(66,682)	(52,907)
Treasury stock	(2,125)	(746)	(566)	(241)	(461)	(889)	(843)
Total stockholders' equity	482,026	511,651	530,048	548,706	588,850	605,253	639,151
Total liabilities and stockholders' equity	$5,898,647	$5,911,491	$5,778,518	$5,694,734	$5,676,723	$5,615,458	$5,615,142

Total Earning Assets	$5,510,326	$5,529,204	$5,391,761	$5,290,737	$5,282,153	$5,216,248	$5,219,160
Total Interest Bearing Liabilities	3,362,541	3,430,958	3,328,105	3,243,732	3,208,373	3,172,132	3,230,088

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2023				2024
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Interest and Dividend Income
Loans, including fees	$57,210	$61,561	$62,665	$62,751	$62,673	$62,151	$64,528
Loans held-for-sale	12	19	29	31	14	19	27
Securities:
Taxable	10,735	9,930	8,946	8,329	8,092	8,552	9,113
Tax exempt	1,337	1,337	1,333	1,322	1,306	1,292	1,291
Dividends from FHLB and FRBC stock	280	396	597	647	635	584	497
Interest bearing deposits with financial institutions	585	643	659	616	610	625	616
Total interest and dividend income	70,159	73,886	74,229	73,696	73,330	73,223	76,072
Interest Expense
Savings, NOW, and money market deposits	1,149	1,742	2,558	3,312	4,037	4,317	4,860
Time deposits	664	1,156	1,982	2,834	4,041	4,961	5,539
Securities sold under repurchase agreements	9	7	27	50	86	83	93
Other short-term borrowings	2,345	5,160	5,840	5,429	4,557	3,338	4,185
Junior subordinated debentures	279	281	245	290	280	288	270
Subordinated debentures	546	546	547	546	546	546	547
Senior notes	994	1,414	-	-	-	-	-
Notes payable and other borrowings	87	-	-	-	-	-	-
Total interest expense	6,073	10,306	11,199	12,461	13,547	13,533	15,494
Net interest and dividend income	64,086	63,580	63,030	61,235	59,783	59,690	60,578
Provision for credit losses	3,501	2,000	3,000	8,000	3,500	3,750	2,000
Net interest and dividend income after provision for credit losses	60,585	61,580	60,030	53,235	56,283	55,940	58,578
Noninterest Income
Wealth management	2,270	2,458	2,475	2,600	2,561	2,779	2,787
Service charges on deposits	2,424	2,362	2,504	2,527	2,415	2,508	2,646
Secondary mortgage fees	59	76	66	58	50	65	84
Mortgage servicing rights mark to market (loss) gain	(525)	96	281	(1,277)	94	(238)	(964)
Mortgage servicing income	516	499	519	495	488	513	466
Net gain on sales of mortgage loans	306	398	407	366	314	468	507
Securities (losses) gains, net	(1,675)	(1,547)	(924)	(2)	1	-	(1)
Change in cash surrender value of BOLI	242	418	919	541	1,172	820	860
Death benefit realized on BOLI	-	-	-	-	-	893	12
Card related income	2,244	2,690	2,606	2,511	2,376	2,577	2,589
Other income	1,489	773	1,024	910	1,030	742	1,595
Total noninterest income	7,350	8,223	9,877	8,729	10,501	11,127	10,581
Noninterest Expense
Salaries and employee benefits	22,248	21,798	23,115	21,405	24,312	23,424	24,676
Occupancy, furniture and equipment	3,475	3,639	3,506	3,817	3,927	3,899	3,876
Computer and data processing	1,774	1,290	1,922	2,291	2,255	2,184	2,375
FDIC insurance	584	794	744	583	667	616	632
Net teller & bill paying	502	515	534	564	521	578	570
General bank insurance	305	306	300	301	309	312	320
Amortization of core deposit intangible	624	618	616	603	580	574	570
Advertising expense	142	103	93	383	192	472	299
Card related expense	1,216	1,222	1,347	1,338	1,277	1,323	1,458
Legal fees	319	283	97	228	226	238	202
Consulting & management fees	790	520	549	556	336	797	480
Other real estate expense, net	306	(98)	(27)	218	46	(87)	242
Other expense	3,637	3,840	4,627	4,739	3,593	3,547	3,608
Total noninterest expense	35,922	34,830	37,423	37,026	38,241	37,877	39,308
Income before income taxes	32,013	34,973	32,484	24,938	28,543	29,190	29,851
Provision for income taxes	8,406	9,411	8,149	6,713	7,231	7,299	6,900
Net income	$23,607	$25,562	$24,335	$18,225	$21,312	$21,891	$22,951

Basic earnings per share (GAAP)	$0.53	$0.57	$0.55	$0.40	$0.48	$0.48	$0.52
Diluted earnings per share (GAAP)	0.52	0.56	0.54	0.40	0.47	0.48	0.50
Dividends paid per share	0.05	0.05	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	September 30,	June 30,	September 30,
	2024	2024	2023
Net Income
Income before income taxes (GAAP)	$29,851	$29,190	$32,484
Pre-tax income adjustments:
Death benefit related to BOLI	(12)	(893)	-
Merger related costs, net of gains on branch sales	471	-	-
Liquidation and deconversion costs on Visa credit card portfolio	-	-	629
Adjusted net income before taxes	30,310	28,297	33,113
Taxes on adjusted net income	7,009	7,299	8,307
Adjusted net income (non-GAAP)	$23,301	$20,998	$24,806

Basic earnings per share (GAAP)	$0.52	$0.48	$0.55
Diluted earnings per share (GAAP)	0.50	0.48	0.54
Adjusted basic earnings per share (non-GAAP)	0.52	0.46	0.55
Adjusted diluted earnings per share (non-GAAP)	0.51	0.46	0.55

	Quarters Ended
	September 30,	June 30,	September 30,
	2024	2024	2023
Net Interest Margin
Interest income (GAAP)	$76,072	$73,223	$74,229
Taxable-equivalent adjustment:
Loans	11	10	11
Securities	343	344	354
Interest income (TE)	76,426	73,577	74,594
Interest expense (GAAP)	15,494	13,533	11,199
Net interest income (TE)	$60,932	$60,044	$63,395
Net interest income (GAAP)	$60,578	$59,690	$63,030
Average interest earning assets	$5,219,160	$5,216,248	$5,391,761
Net interest margin (TE)	4.64%	4.63%	4.66%
Net interest margin (GAAP)	4.62%	4.60%	4.64%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2024	2023
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$39,308	$37,877	$37,423	$39,308	$37,877	$37,423
Less amortization of core deposit	570	574	616	570	574	616
Less other real estate expense, net	242	(87)	(27)	242	(87)	(27)
Less merger related costs, net of gains on branch sales	N/A	N/A	N/A	471	-	-
Less liquidation and deconversion costs on Visa credit card portfolio	N/A	N/A	N/A	-	-	629
Noninterest expense less adjustments	$38,496	$37,390	$36,834	$38,025	$37,390	$36,205

Net interest income	$60,578	$59,690	$63,030	$60,578	$59,690	$63,030
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	11	10	11
Securities	N/A	N/A	N/A	343	344	354
Net interest income including adjustments	60,578	59,690	63,030	60,932	60,044	63,395
Noninterest income	10,581	11,127	9,877	10,581	11,127	9,877
Less death benefit related to BOLI	12	893	-	12	893	-
Less securities losses	(1)	-	(924)	(1)	-	(924)
Less MSRs mark to market (losses) gains	(964)	(238)	281	(964)	(238)	281
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	232	456	245
Noninterest income (excluding) / including adjustments	11,534	10,472	10,520	11,766	10,928	10,765

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$72,112	$70,162	$73,550	$72,698	$70,972	$74,160
Efficiency ratio / Adjusted efficiency ratio	53.38%	53.29%	50.08%	52.31%	52.68%	48.82%

N/A - Not applicable.

	Quarters Ended
	September 30,	June 30,	September 30,
	2024	2024	2023
Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$22,951	$21,891	$24,335

Income before income taxes (GAAP)	$29,851	$29,190	$32,484
Pre-tax income adjustments:
Amortization of core deposit intangibles	570	574	616
Net income, excluding intangibles amortization, before taxes	30,421	29,764	33,100
Taxes on net income, excluding intangible amortization, before taxes	7,032	7,443	8,304
Net income, excluding intangibles amortization (non-GAAP)	$23,389	$22,321	$24,796

Total Average Common Equity	$639,151	605,253	$530,048
Less Average goodwill and intangible assets	96,245	96,817	98,596
Average tangible common equity (non-GAAP)	$542,906	$508,436	$431,452

Return on average common equity (GAAP)	14.29%	14.55%	18.21%
Return on average tangible common equity (non-GAAP)	17.14%	17.66%	22.80%